UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2016

MSC Industrial Direct Co., Inc.

(Exact Name of Registrant as Specified in Its Charter)

New York	1-14130	11-3289165
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Maxess Road, Melville, New York	11747
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 812-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)    On October 27, 2016, the Board of Directors of MSC Industrial Co., Inc. (the “Company”) adopted, upon the recommendation of the Compensation Committee, the MSC Executive Severance Plan (the “Executive Severance Plan”). Under the Executive Severance Plan, Vice Presidents, Senior Vice Presidents and Executive Vice Presidents of the Company are eligible to receive certain severance benefits in the event of a “Qualifying Termination.” For purposes of the Executive Severance Plan, a Qualifying Termination means the occurrence of any of (i) the involuntary termination of a participant’s employment by the Company as a result of the elimination of such participant’s job or position with the Company because of reorganization, job elimination, or site closure, (ii) the termination of a participant’s employment with the Company upon the participant’s failure to accept a material change in the geographic location where such participant is required to primarily perform his or her services for the Company, such that the distance between the previous geographic location and the new geographic location exceeds 50 miles (one way); or (iii) the termination of a participant’s employment with the Company upon the participant’s failure to accept a reduction in such participant’s base salary of 20 percent or more.

Severance benefits consist of a severance allowance, a benefits credit payment, a vesting acceleration benefit and, at the discretion of the plan administrator, outplacement services. The severance allowance generally will be (i) 18 months of base pay for executive vice presidents, (ii) 15 months of base pay for senior vice presidents and (iii) 12 months of base pay for vice presidents, plus in each case a pro rata bonus (based on the average bonus paid for the prior three fiscal years). The benefits credit will be an amount equal to the credit provided by the Company toward the cost of the participant’s coverage under the Company’s Healthcare Exchange for 18 months in the case of executive vice presidents, 15 months in the case of Senior Vice Presidents and 12 months in the case of Vice Presidents. The vesting acceleration benefit will be the acceleration of equity awards that otherwise would have vested on the next scheduled vesting date after a participant’s termination date. Finally, the plan administrator may, in its discretion, provide outplacement services for such duration as the plan administrator may determine.

As a condition of receiving any severance benefit under the Executive Severance Plan, a participant will be required to execute and not revoke a severance and release agreement in favor of the Company in such form and of such content as the plan administrator, in its sole discretion, may require.

Notwithstanding anything in the Executive Severance Plan to the contrary, no participant will be entitled to receive severance benefits in the event that the plan administrator determines, in its sole discretion, among other things, that at the time of the participant’s Qualifying Termination, the Company had cause to terminate the participant due to failure to meet Company-established performance criteria, the participant’s misconduct, or the participant’s violation of any applicable Company policy. In addition, if a participant incurs a Qualifying Termination, and the plan administrator determines, in its sole discretion, that thereafter (i) the participant breached any provision(s) of his or her severance and release agreement, or (ii) the participant breached any provision(s) of any confidentiality, non-compete, non-solicitation, non-disparagement or other restrictive covenant or similar agreement with the Company, any unpaid or unused severance benefits will be immediately forfeited, and the participant will be required to repay to the Company severance allowance amounts previously paid to such participant.

The foregoing description of the Executive Severance Plan is not complete and is qualified in its entirety by reference to the full terms and conditions of the Executive Severance Plan, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)      Exhibits:

Exhibit No.	Description
10.1	MSC Executive Severance Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSC INDUSTRIAL DIRECT CO., INC.

Date: October 27, 2016	By:	/s/ Rustom Jilla
	Name:	Rustom Jilla
	Title:	Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	MSC Executive Severance Plan.

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